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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER: 3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   J.S. Standish Co.                              Albany International Corp. ("AIN")               Director           X 10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
   C/O Albany International Corp.               Person, if an entity                          -----------------  ------------------
   P.O. Box 1907                                (voluntary)                August 23, 2002
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
   Albany           NY            12201-1907       36-3060162              (Month/Year)       ___Form filed by More than One
                                                                                                 Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                 8/1/02      C              1,300      A     1-for-1                          D
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Class A Common Stock                 8/1/02     S(1)            1,300      D     $23.00           0               D
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Class A Common Stock                 8/6/02      C             29,000      A     1-for-1                          D
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Class A Common Stock                 8/6/02     S(1)           29,000      D    $23.3563          0               D
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Class A Common Stock                 8/7/02      C             21,300      A     1-for-1                          D
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Class A Common Stock                 8/7/02     S(1)           21,300      D    $23.2754          0               D
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Class A Common Stock                 8/8/02      C             23,200      A     1-for-1                          D
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Class A Common Stock                 8/8/02     S(1)           23,200      D     $23.485          0               D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                  SEC 1474 (3-99)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                                    and 4)
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Class A Common Stock                 8/9/02      C             24,800      A     1-for-1                          D
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Class A Common Stock                 8/9/02     S(1)           24,800      D    $23.4701          0               D
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Class A Common Stock                8/12/02      C             11,700      A     1-for-1                          D
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Class A Common Stock                8/12/02     S(1)           11,700      D    $23.0147          0               D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                8/13/02      C              4,100      A     1-for-1                          D
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Class A Common Stock                8/13/02     S(1)            4,100      D    $23.0344          0               D
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Class A Common Stock                8/19/02      C              8,700      A     1-for-1                          D
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Class A Common Stock                8/19/02     S(1)            8,700      D    $23.0798          0               D
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Class A Common Stock                8/20/02      C              2,600      A     1-for-1                          D
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Class A Common Stock                8/20/02     S(1)            2,600      D    $23.0012          0               D
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)       8/1/02      C                         1,300         (2)       (2)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)       8/6/02      C                        29,000         (2)       (2)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)       8/7/02      C                        21,300         (2)       (2)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)       8/8/02      C                        23,200         (2)       (2)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)       8/9/02      C                        24,800         (2)       (2)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)      8/12/02      C                        11,700         (2)       (2)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)      8/13/02      C                         4,100         (2)       (2)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)      8/19/02      C                         8,700         (2)       (2)
------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                     (2)      8/20/02      C                         2,600         (2)       (2)
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                       Amount or                  of             Indi-
       Title           Number of                  Month          rect (I)
                       Shares                     (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
Class A Common Stock      1,300                                      D
------------------------------------------------------------------------------------------
Class A Common Stock     29,000                                      D
------------------------------------------------------------------------------------------
Class A Common Stock     21,300                                      D
------------------------------------------------------------------------------------------
Class A Common Stock     23,200                                      D
------------------------------------------------------------------------------------------
Class A Common Stock     24,800                                      D
------------------------------------------------------------------------------------------
Class A Common Stock     11,700                                      D
------------------------------------------------------------------------------------------
Class A Common Stock      4,100                                      D
------------------------------------------------------------------------------------------
Class A Common Stock      8,700                                      D
------------------------------------------------------------------------------------------
Class A Common Stock      2,600                  3,241,313           D
------------------------------------------------------------------------------------------
Explanation of Responses:

(1) Sale pursuant to a 10b5-1 plan.
(2) Convertible, on a share-for-share basis, into Class A Comon Stock.


                                                                              /s/ J. Spencer Standish, President   August 23, 2002
                                                                              ----------------------------------   ---------------
**Intentional misstatements or omissions of facts constitute                   **Signature of Reporting Person          Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                           Page 3
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